Exhibit 99.1

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           MATRIX BANCORP ANNOUNCES AGREEMENT TO SELL ITS MEMBERSHIP
           INTEREST IN MATRIX SETTLEMENT & CLEARANCE SERVICES AND THE
               ASSOCIATED TRUST OPERATIONS OF MATRIX CAPITAL BANK

November 30, 2004

Denver, Colorado -- Matrix Bancorp, Inc. (NASDAQ NMS: MTXC) announced today that Matrix Bancorp and certain affiliated entities have entered into definitive agreements to sell the 45% membership interest in Matrix Settlement & Clearance Services, LLC ("MSCS") indirectly owned by Matrix Bancorp, as well as substantially all of the assets of the trust operations of Matrix Capital Bank utilized to serve as custodian or trustee of various customers of MSCS in connection with the MSCS mutual fund clearing and settlement activities (the "trust operations assets").

The purchaser is MG Colorado Holdings, Inc. ("MGCH"), which is an entity controlled by the principals of Optech Systems, Inc., one of the original co-owners in MSCS.

In consideration of the sale of the 45% membership interest, MGCH has issued to MSCS Ventures, a Matrix Bancorp subsidiary, 194,792 shares of MGCH common stock, or approximately 5% of the outstanding common stock of MGCH, and paid MSCS Ventures approximately $10.3 million in cash. This portion of the transaction has closed effective December 1, 2004.

In consideration of the sale of the trust operations assets of Matrix Capital Bank, MGCH will issue to Matrix Capital Bank 75,000 shares of MGCH common stock, or approximately 2% of the outstanding common stock of MGCH. For regulatory purposes, Matrix Capital Bank anticipates immediately selling the MGCH common stock issued to it to MSCS Ventures. Consummation of the sale of the trust operations is conditioned upon customary closing conditions, including receipt of applicable regulatory approvals and other necessary third party consents and approvals. In the event that all of the closing conditions are not met prior to December 1, 2005, the parties shall be relieved from any further obligations in connection with the sale of the trust operations assets from Matrix Capital Bank to MGCH.

MSCS and Matrix Capital Bank have also entered into an agreement that continues their depositary relationship at Matrix Capital Bank through at least September 30, 2006.

In connection with the transactions, the various Matrix entities that are party to the definitive agreements have issued customary representations and warranties in relation to the various assets and interests being sold; and have agreed to provide, subject to an agreed to "basket" and "cap," customary indemnification in relation to the various assets and interests being sold. In addition, such entities and their affiliates have generally agreed not to directly or indirectly compete with MGCH for a period of four years from December 1, 2004 in the provision of automated mutual fund clearing and settlement services through the National Securities Clearing Corporation ("NSCC

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services"),  or the provision of custodial  and trust  services to outside third party administrators or record keepers in connection with the NSCC services.

Richard V. Schmitz, Chairman and Co-CEO of Matrix Bancorp, commented: "We are pleased with the structure and terms associated with the transactions we announced today. In particular, we are pleased that we have retained an ownership position in the purchaser, as we did in the previously announced transaction with First American Real Estate Solutions. By combining the trust operations of Matrix Capital Bank and the clearing and settlement services of MSCS in one platform, we believe MSCS and its affiliated entities will have the structure and financial resources to take the business to a whole new level. And, if they are able to do so, we are obviously excited about our participation in that potential upside through our continued equity position in the new parent company of MSCS."

Mr. Schmitz continued: "Over the course of our 45% ownership of MSCS, Matrix Capital Bank has enjoyed the benefit of acting as depositary for funds generated by MSCS and its various customers. Although the transactions we announce today will substantially reduce our ownership position in MSCS, we are pleased that MSCS has agreed to continue to use its best efforts to direct certain customer deposits to Matrix Capital Bank. Although there are certainly no guarantees, we believe that this relationship will continue to provide Matrix Capital Bank with a source of deposits through at least September of 2006."

                           Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies of the Company's customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties, and actions or inactions of those that are parties to the existing or future bankruptcies of the Company's customers or litigation related thereto; unanticipated developments in connection with the bankruptcy actions or litigation described above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in the annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2001; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.

Contact:
    David W. Kloos                  John H. Moody
    Chief Financial Officer         President
    Matrix Bancorp, Inc.            Matrix Settlement & Clearance Services, LLC
    (303) 595-9898                  (720) 956-5499
    dkloos@matrixbancorp.com        jmoody@mscsonline.com